Exhibit 99.1

FOR IMMEDIATE RELEASE: August 13, 2012

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Second Quarter and Six Months Results

Golden, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its second quarter and six-month period ended June 30, 2012.

Net revenues for the second quarter of 2012 were $99.2 million compared to $100.3 million for the second quarter of the previous year. Net income for the second quarter of 2012 was $2.2 million compared to a net loss of $8.2 million for the same quarter of the previous year.

Net revenues for the six-month period ended June 30, 2012 were $198.7 million compared to $193.3 million for the six-month period ended June 30, 2011. Net income for the six-month period ended June 30, 2012 was $6.4 million compared to a net loss of $6.6 million for the same period of the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its second quarter and six-month 2012 operating results. The conference call will be held at 10:00 a.m. Eastern Time on Tuesday, August 14, 2012, and will be hosted by Stephen R. Roark, President of JEI, and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Tuesday, August 14, 2012, at 10:00 a.m. Eastern Time, please dial 866-226-1792 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Tuesday, August 14, 2012, at 2:00 p.m. Eastern Time. To access the replay, please dial 800-408-3053 and reference the confirmation code 1302190. The replay will continue until midnight Eastern Time, Tuesday, August 21, 2012.

About Jacobs Entertainment

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Hotel Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno in Reno, Nevada; the Gold Dust West-Carson City in Carson City, Nevada; the Gold Dust West-Elko in Elko, Nevada; Colonial Downs Racetrack in Virginia and ten related off-track wagering facilities located in Virginia; and 22 video poker truck stops located in Louisiana with a share in the gaming revenues of an additional video poker truck stop located in Louisiana.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

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Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
Revenues:
Total revenues	$108,684	$109,712	$217,898	$211,942
Promotional allowances	(9,471)	(9,399)	(19,225)	(18,692)

Net revenues	99,213	100,313	198,673	193,250
Costs and expenses	90,612	101,569	179,092	185,767

Operating income (loss)	8,601	(1,256)	19,581	7,483
Interest expense, net	(6,439)	(6,905)	(13,165)	(14,070)

Net income (loss)	2,162	(8,161)	6,416	(6,587)
Net income of subsidiary attributable to the noncontrolling interest	—	(9)	—	(13)

Net income (loss) attributable to Jacobs Entertainment, Inc.	$2,162	$(8,170)	$6,416	$(6,600)

SELECTED BALANCE SHEET DATA

	June 30, 2012	December 31, 2011

Total assets	$341,614	$333,885
Total liabilities	$323,239	$333,035
Stockholder’s equity	$18,375	$850

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Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
Net income (loss) as reported above	$2,162	$(8,161)	$6,416	$(6,587)
Add:
Interest expense, net	6,439	6,905	13,165	14,070
Depreciation and amortization	4,798	5,704	9,913	11,378

EBITDA	$13,399	$4,448	$29,494	$18,861
Unrealized loss (gain) on change in fair value of investment in equity securities	130	(333)	(2,344)	(813)
Impairment of long-lived assets	—	10,065	—	10,065
Costs incurred for 2012 Credit Agreement Amendment	119	—	539	—

ADJUSTED EBITDA	$13,648	$14,180	$27,689	$28,113

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Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com